Exhibit - 10.26

AGREEMENT REGARDING ASSETS

This AGREEMENT REGARDING ASSETS (this “Agreement”) is entered into as of December 3, 2018, by and among VivaSphere, Inc., a Nevada corporation, (“VivaSphere”), Vivakor, Inc. (“Vivakor”), Quantumsphere Inc. (“Quantumsphere”), and Novus Capital Group, LLC (“Novus”).

RECITALS

Quantumsphere and Novus are parties to a Loan and Security Agreement dated as of June 19, 2014 (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”) under which Novus obtained a security interest in substantially all of Quantumsphere’s assets. Quantumsphere and Vivakor are parties to an Equipment Purchase and Sale Agreement dated as of September 5, 2017, pursuant to which Vivakor purchased certain property set forth on Exhibit A hereto and made a part hereof (the “Assets”) from Quantumsphere. Vivakor has asked Novus to consent to that sale, and Novus has agreed to do so, on the terms of this Agreement. Vivakor intends to Dispose (as defined below) of the Assets to VivaSphere.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.             Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Nevada.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property, or part thereof, with or without recourse.

“Net Cash Proceeds” means with respect to any Disposition (other than the Disposition of the Assets from Vivakor to VivaSphere), an amount equal to the cash proceeds received by VivaSphere (or any affiliate thereof) from or in respect of such Disposition (including deferred payments and cash proceeds of any non-cash proceeds of such transaction), less (a) any out-of-pocket expenses that are reasonably incurred by VivaSphere (or any affiliate thereof) in connection therewith (including, without limitation, legal, accounting and other professional fees, sales commissions, fees and charges), and (b) any taxes paid or reasonably estimated by VivaSphere (or any affiliate thereof) to be payable by VivaSphere (or any affiliate thereof) in respect of such Disposition, any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to a Disposition and any portion of such proceeds which VivaSphere (or any affiliate thereof) determines in its reasonable business judgment should be reserved for post-closing adjustments and indemnities with respect to such Disposition.

“Vivakor Obligation” means all costs and expenses of VivaSphere and Vivakor incurred in the ordinary course of business connection with the holding, development, deployment, mobilization and Disposition of the Assets including, without limitation, the principal and interest under any intercompany notes by VivaSphere in favor of Vivakor.

2.              Novus consents to the Disposition of all or any part of the Assets (a) from Quantumsphere to Vivakor, and (b) from Vivakor to VivaSphere; provided Novus retains its security interest in the Assets on the terms of this Agreement.

1

3.             As of the date hereof, Quantumsphere owes Novus $[334,775] under the Loan Agreement (the “Novus Obligation”). Quantumsphere acknowledges that the Novus Obligation is due in full to Novus, and Quantumsphere has no defense or offset against its obligation to pay the Novus Obligation to Novus in full. The Novus Obligation shall remain outstanding under this Agreement as an obligation of VivaSphere, and by executing and delivering this Agreement, VivaSphere hereby acknowledges and confirms that VivaSphere shall become liable to pay and perform and does hereby assume and agree to pay and perform, the Novus Obligation. For the avoidance of doubt, no interest on the Novus Obligation shall accrue from the date hereof. Novus agrees and acknowledges that as of the date of this Agreement the Vivakor Obligation equals $[71,842] and that the Vivakor Obligation may increase from time to time. Novus acknowledges that the Vivakor Obligation is due in full to Vivakor by VivaSphere.

4.              As security for the payment of the Novus Obligation, VivaSphere hereby grants to, assigns and creates in favor of Novus, a security interest under the Uniform Commercial Code as adopted in the State of Nevada (the “Code”) in and to any and all present and future right, title and interest of VivaSphere in all rights, priorities and privileges relating to the Assets of VivaSphere, whether arising under United States or foreign laws or otherwise, wherever located, whether now owned or hereafter acquired or created. VivaSphere hereby authorizes Novus to file Uniform Commercial Code financing statements naming VivaSphere as debtor and Novus as secured party and describing the Assets, together with proper amendments and continuation statements related thereto.

5.              Novus consents to the Disposition of all or any part of the Assets by VivaSphere. If VivaSphere Disposes of any Assets which results in Net Cash Proceeds in connection with such Disposition, VivaSphere shall pay to Novus an aggregate principal amount of the Novus Obligation equal to 50% of such Net Cash Proceeds promptly after receipt thereof, until payment in full of the Novus Obligation. Concurrently with the Disposition of any Assets, Novus shall release its security interest in the Assets subject to such Disposition.

6.              VivaSphere shall pay the entire unpaid balance of the Novus Obligation in full on the first anniversary of the date hereof. If any payment on this Agreement is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. VivaSphere may prepay the Novus Obligation at any time without premium or penalty.

7.             Upon payment in full of the Novus Obligation, Novus shall (a) release its security interest in the remaining Assets and (b) take all further actions, and provide to VivaSphere, it successors, assigns or other legal representatives, all cooperation and assistance (including, without limitation, the execution and delivery of any and all Uniform Commercial Code termination statements, documents or other instruments), reasonably requested by VivaSphere to more fully and effectively effectuate the purposes of such release.

8.             The following shall constitute an event of default (an “Event of Default”) under this Agreement: VivaSphere fails to make any payment within ten (10) Business Days after such payment is due and payable. During such cure period, the failure to make or pay any payment specified hereunder is not an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the only right and remedy available to Novus under this Agreement or under law or equity is to foreclose on the Assets as a secured party under the Code and other applicable law. After an Event of Default, VivaSphere, Vivakor and Novus hereby agree the proceeds of any Disposition of the Assets (net of any actual and reasonable costs and expenses incurred by Vivakor and Novus in effectuating such Disposition) will be paid pari passu to Vivakor and Novus in proportionate shares based on the amount of each of the Novus Obligation and the Vivakor Obligation outstanding to the total amount of the Novus Obligation and the Vivakor Obligation outstanding.

2

9.             The parties hereto agree that at all times, whether before, during or after the pendency of any bankruptcy, reorganization or other insolvency proceeding of VivaSphere or Quantumsphere, and notwithstanding the priorities that ordinarily would result under the Uniform Commercial Code as enacted in each and every applicable jurisdiction, and as amended from time to time, and other applicable law for the order of granting or perfecting of any security interests referred to herein, (a) Vivakor and Novus shall have a pari passu security interest in, upon and to the Assets and (b) the payment of any and all of the Novus Obligation shall be pari passu in right and time of payment of the Vivakor Obligation. Without limiting the foregoing, if either Vivakor or Novus allows any Uniform Commercial Code financing statement or other method of perfection to lapse such that an intervening creditor shall have priority over such creditor, nothing herein is intended or shall be construed as subordination by one creditor to such other creditor. Each of Vivakor and Novus declares, covenants, agrees and acknowledges that:

a.	It intentionally and unconditionally waives and relinquishes any right to challenge the validity, enforceability and binding effect of any of the documents evidencing the Novus Obligation or the Vivakor Obligation (the “Loan Documents”), and any lien, encumbrance, claim or security interest now or hereafter created thereunder, or the attachment, perfection or priority thereof, regardless of the order of recording or filing of any thereof, or compliance by Vivakor and Novus with the terms of any of the Loan Documents, by reason of any matter, cause or thing now or hereafter occurring, nor shall Vivakor and Novus raise any such matter, cause or thing as a defense to the enforcement thereof.

b.	It will not in any manner challenge, oppose, object to, interfere with or delay (i) the validity or enforceability of this Agreement, including without limitation, any provisions regarding the relative priority of the rights and duties of Vivakor and Novus and the Loan Documents or (ii) each of Vivakor and Novus’ security interest in, liens on and rights as to VivaSphere and the Assets.

10.            This Agreement shall not become effective until VivaSphere shall have received a payoff letter, satisfactory in form and substance to VivaSphere, which evidences the termination of the Loan Agreement and all commitments thereunder and the termination of all outstanding liens on the Assets, including authorization to terminate Uniform Commercial Code financing statements filed in connection therewith.

11.            This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. To the extent that any Disposition of the Assets by Quantumsphere to VivaSphere is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, set aside or required to be repaid to a trustee, receiver or any other party, then the Novus Obligation shall be deemed satisfied in full, the security interest granted herein shall automatically be released and this Agreement shall immediately terminate, in each case with no further action by any party hereto.

12.            This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision. No amendment or modification of this Agreement, or waiver, discharge or termination of any obligation under this Agreement, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on this Agreement. Any waiver granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. This Agreement represents the entire agreement about this subject matter and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract. This Agreement binds and is for the benefit of the successors and permitted assigns of each party.

3

13.           All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any party may change its mailing or electronic mail address or facsimile number by giving the other parties written notice thereof in accordance with the terms of this Section 13.

If to Novus:	4500 Kruse Way, Suite 170
Lake Oswego, OR 97035

with a copy to:

If to Quantumsphere:

with a copy to:

If to VivaSphere or
Vivakor:	2 Park Plaza, Suite 1200
Irvine, CA 92614

with a copy to:	matt@vivakor.com
tnelson@vivakor.com

[Signature page follows.]

4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

NOVUS CAPITAL LLC

By: /s/ Rob Tobin

Name: Rob Tobin

Title: Chief Investment Officer

VIVAKOR, INC.

By: /s/ Matthew Nicosia

Name: Matthew Nicosia

Title: CEO

QUANTUMSPHERE, INC.

By: /s/ Kevin Maloney

Name: Kevin Maloney

Title: Chief Executive Officer

VIVASPHERE, INC.

By: /s/ Matthew Nicosia

Name: Matthew Nicosia

Title: CEO

5

Exhibit A

Assets

Patents:

US Patents entitled METHOD & APPARTHUS FOR FORMING NANO-PARTICLES, US Patent No. 7282167

US Patents entitled SYSTEM & METHOD FOR AMMONIA SYNTHESIS, US Patent No. 9272920

Equipment:

Cross ref #	Item Name
1	Degasser Vessel/1100 lb. Hoist/Vacuum Pump/Blower with LDS controller/Controller with Power Supply
2	6 Drawer Tool Chest filled with misc. tools, meters, gauges etc.
3	Digital Drop Gauge, IKA RCT Hot Plate, Test Tube holder
4	Spare Power Supply (New in Box)
5	NANO Process Controller/Display for operating Reactors 1 thru 6
6	Parker Porter CM400 Flow Metering Test Stations (2 ea.)
7	3 ea. Fluke Temperature Meters, 1 ea. Instrument Travel Case, 1 ea. Regulator Set
8	Cress Large Furnace
9	1 Safety Cabinet with 16 Canisters
10	1 Safety Cabinet with 16 Canisters Number 2
11	Spare Parts Shelf with total of 34 Tubs filled with misc. replacement parts for Reactors
12	1 Safety Cabinet with Spare Parts, 5 misc. motors, Personal Air Regulators, Vac Pump Part, Boats (73)
13	Vacuum Exhaust Hood with Air Cleaner Manufacture is SAS
14	VWR 1000ML Beaker
15	File Cabinet with MSDS and Operating Manuals
16	Work Benches (6 ea.)
17	Passivator 2 Plate with Stand, PC, Acer 20" Monitor and Keyboard, Vac System
18	Passivator 2 Plate no stand, Vac System
19	Dell 360 PC w Acer Monitor and Keyboard
20	Fume Hood with misc. cans and parts
21	Fume Hood with Sensors and misc. parts inside
22	Micrometrics Sample Cryo Analyzer, Tristar S/n 224 with 6 place sample Station Smartprep 065 s/n 125
23	Thermotyne Small Lab Furnace
24	2 ea. HP PC’s with Key board and Monitor
25	3 ea. Dell 360 PC with Dell Monitor and Keyboard
26	Lab Table
27	Reactor # 6
28	Reactor # 5
29	Reactor # 3

6

Exhibit A Assets (Continued)
Cross ref #	Item Name
30	Reactor # 4
31	Reactor # 2
32	Reactor # 1
33	Reactor # 10
34	Reactor # 14
35	Reactor # 13
36	Reactor # 9
37	Reactor # 12
38	Reactor # 8
39	Reactor # 7
40	Reactor # 11
41	6 ea. Metal Finling Drawers/Cabinets
42	Vacuum Pump/Blower # 3 2 place w/Controls and Stand
43	Big Joe Pallet Lift
44	RU Vacuum Blower S/n A881100017 (Spare)
45	RU Vacuum Blower S/n L941200181 (spare)
46	Crate of misc. Spare Hoses (All different Sizes), Cable
47	1 ea. Pallet of Iron Powder (12 ea.- 5 Gal Buckets/38 ea. 102 Gram Iron Powder Bottles for Reactors
48	1 ea. Safety Cabinet with 8 ea. 5 Gal Buckets with Iron Nano Fenix 12KG each, 2 empty cans
49	Safe Filing Cabinet
50	2 Bottle Gas Rack, 1 O2 Bottle, 1 Argon Gas
51	SciMatic Cabinet Empty
52	Grey Metal Work Tables 4 ea.

7